UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2011

PMFG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34156	51-0661574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (214) 357-6181

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 14, 2011, PMFG, Inc., through its operating entity, Peerless Mfg. Co. (collectively, the “Company”) entered into a contract of sale agreement with SSAE Development, LLC (the “Seller”) to purchase approximately 32.929 acres, situated in the City of Denton, Denton County, Texas (the “Real Estate”) for a purchase price of $1,813,596, as previously reported on a Form 8-K dated September 15, 2011. On December 22, 2011, the Company completed its acquisition of the Real Estate. The Company previously paid approximately $100,000 of earnest money to the title company, which was credited to the purchase price at the closing. The Company also withheld an additional $867,082 of the purchase price in an escrow account pursuant to an escrow agreement with the Seller (the “Escrow Amount”). The Escrow Amount which will be paid to the Seller in installments upon the completion of certain Seller obligations related to the initial development of the property. The Company intends to begin building a new manufacturing facility and administration offices on the property during calendar year 2012.

The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Contract of Sale, a copy of which was attached as Exhibit 10.1 to that certain periodic report on Form 8-K filed on September 15, 2011 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.

By:	/s/ Melissa G. Beare
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary

Date: December 22, 2011

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